Exhibit 99.1
For immediate release
NUCRYST Pharmaceuticals announces 2006 third quarter results
Wakefield, Massachusetts — November 7, 2006 — NUCRYST Pharmaceuticals Corp. today announced for the quarter ended September 30, 2006 it recorded a net loss of $2.1 million, or 12 cents per share on revenues of $7.3 million, compared to net income of $2.9 million, or 29 cents per share (on fully diluted basis) on revenues of $10.2 million recorded in the same period last year.
The decrease in revenues of $2.9 million is attributable primarily to a $5.0-million milestone earned in the third quarter of 2005 whereas no milestone was earned in the third quarter of 2006. This decrease was offset in part by higher wound care product manufacturing cost reimbursement revenue earned from NUCRYST’s customer, Smith & Nephew plc. The higher net loss for the quarter is also attributable to higher general and administrative costs as the result of becoming a public company in December 2005 and higher research and development costs relating to the continuation into the third quarter of 2006 of the second Phase 2 dermatological clinical study that commenced in the third quarter of 2005.
At September 30, 2006, NUCRYST had $21.2 million in cash and cash equivalents. Further financial information follows at the end of the release.
“NUCRYST continued to build on our revenue-generating SILCRYST™ medical coatings business and to explore various therapeutic opportunities for our active pharmaceutical ingredient, NPI 32101,” said Scott H. Gillis, President & CEO, NUCRYST Pharmaceuticals. “During the quarter, we completed a Phase 2 clinical trial of topical NPI 32101 in the treatment of atopic dermatitis. While the study did not meet its primary efficacy endpoint, the study provided expanded evidence that NPI 32101 cream is well tolerated. We believe NPI 32101 has the potential to treat a variety of inflammatory and infectious conditions, as demonstrated by recent positive results for the treatment of ulcerative colitis in an animal model.”
NUCRYST Pharmaceuticals (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using its patented atomically disordered nanocrystalline silver technology. Smith & Nephew plc sell a range of advanced wound care products under their Acticoat™ trade mark: Acticoat™ products incorporate NUCRYST’s SILCRYST™ coatings and are sold in over 30 countries. NUCRYST is also developing pharmaceutical products to address medical conditions that are characterized by both infection and inflammation. The Company has developed its proprietary nanocrystalline silver in a powder form for use as an active pharmaceutical ingredient, referred to as NPI 32101.
A more detailed discussion of NUCRYST’s 2006 third quarter results can be found in our 10-Q filing which will be available at www.sec.gov/edgar.com and www.sedar.com. NUCRYST filings are also available at www.nucryst.com/Regulatory_Filings.htm.

For more information contact:
David Wills
Investor Relations
NUCRYST Pharmaceuticals Corp.
(416) 504-8464
info@nucryst.com
All figures are in US dollars unless otherwise stated
SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.
Acticoat™ is a trademark of Smith & Nephew plc
This news release may contain forward-looking statements. In particular, statements regarding the medical conditions that might be addressed by NPI 32101 and other present or future NUCRYST products may be forward-looking statements for purposes of the U.S. and Canada securities laws or otherwise. These statements are based on current expectations that are subject to risks and uncertainties outside of the control of NUCRYST, and NUCRYST can give no assurance that these expectations are correct. Various factors could cause actual results to differ materially from those projected in such statements, including but not limited to: the availability of funds and resources to pursue research and development projects; the success and timely completion of clinical studies and trials; timely regulatory approval of the company’s new products; the ability to economically manufacture its products in compliance with regulatory requirements; the ability to obtain and enforce effective patents; the establishment and maintenance of strategic collaborative commercial relationships; and numerous other factors described under “Risk Factors” in the company’s filings with the U.S. Securities & Exchange Commission and Canadian securities authorities. NUCRYST disclaims any intention or obligation to update any forward-looking statements whether as a result of new information, future developments or otherwise. All forward-looking statements are expressly qualified in their entirety by this cautionary statement .

NUCRYST PHARMACEUTICALS CORP.
Financial Highlights
(unaudited)
(thousands of U.S. dollars except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Condensed Consolidated Statements of Operations	2006	2005	2006	2005
Revenue	$7,309	$10,211	$19,830	$18,856
(Loss) income from operations	(2,380)	3,937	(8,028)	2,762
Net (loss) income	(2,128)	2,936	(8,899)	194
Net (loss) income per common share
– basic	(0.12)	0.30	(0.50)	0.02
– diluted	(0.12)	0.29	(0.50)	0.02
Weighted average number of common shares outstanding
– basic	18,283,567	9,727,500	17,850,787	9,727,500
– diluted	18,283,567	10,035,742	17,850,787	9,960,481

	September 30,	December 31,
Condensed Consolidated Balance Sheets	2006	2005
Cash and cash equivalents	$21,175	$35,901
Current assets	37,259	48,992
Total assets	50,801	59,460
Current liabilities	3,897	45,691
Shareholders’ equity	46,904	13,769

	Three Months Ended September 30,		Nine Months Ended September 30,
Other Data	2006	2005	2006	2005

Wound care product revenue	$7,309	$5,211	$19,830	$13,856

Milestone revenue	$—	$5,000	$—	$5,000

Manufacturing costs	$4,985	$2,929	$13,303	$7,276

Gross margin excluding milestone revenue	$2,324	$2,282	$6,527	$6,580

Gross margin percent excluding milestone revenue	31.8%	43.8%	32.9%	47.5%